Exhibit 10.7

200 Portland Street, Suite 301

Boston, MA 02114

March 1, 2012

PERSONAL AND CONFIDENTIAL

Dear Mike,

peerTransfer Corp. (the “Company”) is pleased to offer you the full-time position of VP of Sales and Business Development We are excited about the prospect of you joining our team, and look forward to the addition of your experience and enthusiasm to help the Company achieve its goals. Your anticipated start date is March 16th.

Your base salary will be paid at an initial rate of $185,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. You will be eligible to participate in benefits programs that may be adopted by the Company in the future to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure. Your variable compensation or bonus will be as a function of your personal and the company performance. This bonus will be set to be annually $50,000 and will be paid following performance reviews every 6 months. Additional, variable commission based on sales and business development incentives for outstanding performance will be mutually agreed upon based on personal and team goals.

You will be eligible to participate in the Company’s stock option program, subject to the approval of the Company’s Board of Dim-tom We will recommend to the Company’s Board of Directors at its next meeting after you join the Company that you be granted an option to purchase 200,000 shares of the Company’s common stock at the then fair market value. The option, if so approved, will be governed by the Company’s Equity Plan and will be subject to the terms and conditions of any associated stock option agreement, which will include, among other things, a vesting schedule. In addition, the Company will provide partial dilution protection in the next funding round, Series B, to ensure your percentage of ownership will remain equal to or higher to 1.6%

Your employment with the Company will be “at will,” meaning that either you or the company may terminate your employment relationship at any time, for any reason, with or without cause, and with or without prior notice.

All forms of compensation referred to in this offer letter arc subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. The parties intend that this offer Lentz Iv administered in accordance with Section 409A of the Section 409A of the Internal Revenue Code of 1.936, as amended (the “Code”). To the extent that any

Mike Massaro

March 1, 2012

provision of this offer letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall lx read in such a manner so that all payments hereunder comply with Section 4.09A of the Code. The parties agree that this offer letter may be amended as unreasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes ho representation or warranty sad shall have 110 liability to you or any other person if any provisions of this offer letter are determined to constitute deterred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section..

By signing below, you hereby confirm that the performance of your position at the Company does not cad will riot breach any agreement entered into by you prior to employment with the Company. (i.e., you have not entered into any agreement with previous employers that are in conflict with your obligations to the Company). Please provide us with a copy of any such agreements.

You will also be required to sign a Confidentiality and Assignment Agreement as a condition of your employment with (he Company which requires, among other provision; the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of Company proprietary information.

Moreover, as a condition of commencing employment, you will be required to provide, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility ‘to work in the United States.

This letter contains the aka!, total and. complete agreement between you and the Company regarding your employment status and low your employment may be terminated. Even though your job duties, title, reporting relationships, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed by the Company, at its option, from time to time during your tenure here, neither you nor the Company can change the “at-will” Impale of your employment, absent a written contract signed by an officer of the Company.

This offer of employment will terminate if it is not accepted, signed and returned to the attention of Ashley Griffeth via rasa or email (a ashley@peertransfer.com) by March 1st, 2012. We truly look forward to working with you and building peerTransfcr into an outstanding company.

Sincerely,

/s/ Iker Marcaide
Iker Marcaide Founder & COE

Mike Massaro

March 1, 2012

I have read this employment oiler and I accept:

/s/ Mike Massaro
Mike Massaro

3/1/2012
Date

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